The Income Fund of America One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

January 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,297,518
Class B	$50,174
Class C	$132,517
Class F1	$47,159
Class F2	$15,703
Total	$1,543,071
Class 529-A	$20,618
Class 529-B	$1,879
Class 529-C	$6,374
Class 529-E	$915
Class 529-F1	$684
Class R-1	$2,175
Class R-2	$11,789
Class R-3	$26,524
Class R-4	$20,056
Class R-5	$12,285
Class R-6	$15,278
Total	$118,577

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4175
Class B	$0.3537
Class C	$0.3521
Class F1	$0.4126
Class F2	$0.4329
Class 529-A	$0.4112
Class 529-B	$0.3442
Class 529-C	$0.3479
Class 529-E	$0.3888
Class 529-F1	$0.4292
Class R-1	$0.3521
Class R-2	$0.3516
Class R-3	$0.3879
Class R-4	$0.4117
Class R-5	$0.4360
Class R-6	$0.4399

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,146,560
Class B	132,632
Class C	377,768
Class F1	116,993
Class F2	39,399
Total	3,813,352
Class 529-A	52,484
Class 529-B	5,198
Class 529-C	18,896
Class 529-E	2,477
Class 529-F1	1,683
Class R-1	6,330
Class R-2	33,692
Class R-3	68,104
Class R-4	48,179
Class R-5	27,876
Class R-6	40,050
Total	304,969

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.81
Class B	$16.68
Class C	$16.64
Class F1	$16.79
Class F2	$16.81
Class 529-A	$16.79
Class 529-B	$16.73
Class 529-C	$16.73
Class 529-E	$16.75
Class 529-F1	$16.79
Class R-1	$16.73
Class R-2	$16.67
Class R-3	$16.76
Class R-4	$16.79
Class R-5	$16.81
Class R-6	$16.82